Exhibit 10.10

CONFIDENTIAL

October 31, 2019 (as revised February 25, 2020)

Dr. Steven Tregay

Re: Separation and Release Agreement

Dear Steve:

This letter constitutes the separation agreement (the “Agreement”) that FORMA Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition. As you know, the Company has previously offered you (in June 2019 and in October 2019) prior separation agreements, which you declined to sign. We understand you have now decided to enter into a separation agreement consistent with your rights under your October 6, 2008 Employment Agreement with the Company, as amended (the “Employment Agreement”), and therefore offer this Agreement, which will superseded all prior separation agreements offered to you.

1. Separation Date. Your last day of employment with the Company was October 31, 2019 (the “Separation Date”).

2. Accrued Salary and Vacation. As you and the Company previously agreed, your vacation accrual ended on June 21, 2019, and you were paid out all accrued but unused vacation time on that day. The Company has already paid to you all salary earned but unpaid through the Separation Date, subject to standard payroll deductions and withholdings.

3. Severance. The Company has been paying you since the Separation Date at your last base salary rate of $9650.77 per week, less standard payroll deductions, in anticipation of entering into a separation agreement with you, and in light of the Employment Agreement’s provision of six months’ severance pay in the event of a termination without Cause. Accordingly, if you (i) timely return this fully signed and dated Agreement to the Company and do not revoke it, and (ii) comply fully at all times with the obligations of this Agreement, the Company will continue to pay you at your last base salary rate of $9650.77 per week, less standard payroll deductions, through June 21, 2020 (“Severance”). Severance will continue to be paid in accordance with the Company’s regular payroll practices. If you do not timely sign or if you revoke your signature on this Agreement, the Severance will cease immediately.

4. Health Care Continuation Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will remain eligible to continue your group health insurance benefits following the Separation Date. You have already elected COBRA coverage and have been paying your full share of the premiums since the Separation Date. Accordingly, provided that you sign and do not revoke this Agreement and that you remain eligible for and enrolled in

COBRA, the Company will pay the portion of the monthly COBRA premiums due for such coverage above at the active employee rate to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) ending on the earliest to occur of: (i) June 21, 2020; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA prior to June 21, 2020 you must immediately notify the Company of such event. Upon receipt of documentation of the expenses you have paid since the Separation Date towards your COBRA premiums, the Company will reimburse you for such amounts paid up until the time it commences payment of such premiums on your behalf in connection with this Section 4.

5. Equity Incentive Awards. Exhibit A hereto sets out the entirety of your equity interests in the Company and its affiliates. Your equity interests will remain subject to the terms and conditions of the regular applicable equity plans and agreements.

6. Outplacement Services. As an additional severance benefit, the Company will pay for outplacement services you choose to obtain at any time up through June 21, 2020, upon receipt of sufficient documentation of your obtaining such services. Details will be provided in a separation communication to you from the Company.

7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, vacation, incentive compensation, severance, commissions or equity, other than as expressly set forth in this Agreement.

8. Expense Reimbursements. By signing below, you acknowledge and agree that you have been reimbursed for all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.

9. Return of Company Property. By no later than five (5) business days following your signature on this Agreement, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, client and third-party information provided to Forma on a confidential basis, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five’ (5) business days after signing this Agreement, you must permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). Your timely compliance with the provisions of this Section is a precondition to your receipt of the severance benefits provided hereunder.

10. Confidential Information, Non-Solicitation and Non-Competition Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employment Agreement and Proprietary Information and Assignment Agreement not to use or disclose any confidential or proprietary information of the Company (or of any third party provided to the Company on a confidential basis) and comply with your post-employment non-competition and non-solicitation restrictions, and by signing below represent that you have fully complied with such obligations since the Separation Date. Copies of your Employment Agreement and Proprietary Information and Assignment Agreement are attached hereto as Exhibit B. The Company acknowledges that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right or the Company’s right to discuss your employment with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12. Non-Disparagement. Both you and the Company (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders, collaborators, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to Company officers and directors who have been notified of the Company’s obligations under this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

13. Cooperation. During the time that you are receiving payments under this Agreement, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company by making yourself reasonably available.

14. No Voluntary Adverse Action; Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims; provided that you may respond accurately and fully to any questions, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. You further acknowledge and agree that you have not taken such actions at any time since the Separation Date. Further, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

15. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

16. Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the ‘“Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents, subsidiaries, and affiliates, and its and their current and former officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, members, predecessors, successors, assigns and insurers (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company or its affiliates, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the California Labor Code (as amended), the Massachusetts Wage Act and the Massachusetts Fair Employment Practice Act; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•

has violated any statute, public policy or common law (including but not limited to Claims under the Massachusetts Wage Act and Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the

National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

17. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

18. Review. In signing this Agreement, you represent that you understand its provisions and do so voluntarily, and that you have had at least 21 days to consider the terms of this Agreement. If you breach any of the conditions of the Agreement within the 21-day period, or if you fail to sign it within the 21-day period, the offer of this Agreement will be withdrawn and your execution of the Agreement will not be valid. In the event that you execute and return this Agreement within less than 21 days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire 21-day period. You agree that any changes to this Agreement, whether material or not, will not re-start the 21-day period described in this paragraph.

The Company acknowledges that for a period of 7 days from the date of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice delivered to Mary Wadlinger at the Company before the end of such period, and that this Agreement shall not become effective or enforceable until the expiration of such revocation period (the “Effective Date”).

19. Section 409A.

General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary, to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

Nonqualified Deferred Compensation. To the extent that any payment or benefit described in this Agreement constitutes “nonqualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits will be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Section 409A.

Reimbursements. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided for reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

20. Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including but not limited to the prior separation agreements provided to you and the Employment Agreement (with the sole exception of such provisions set forth in Section 11(j) therein)). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below and return the original to me no later than March 17, 2020. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

Sincerely,

FORMA THERAPEUTICS, INC.

By:	/s/ Mary E. Wadlinger
Mary E. Wadlinger
SVP, Chief Human Resources Officer

Exhibit A – Equity Shares Chart

Exhibit B – Employment Agreement and Propriety Information and Assignment Agreement

AGREED:

/s/ Steven Tregay
Steven Tregay

Date